Exhibit 99.2

Item 4

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Pursuant to a letter agreement dated October 27, 2021, as amended (“Investor 1's Letter Agreement”), among EBS Aggregator Blocker Holdings, LLC, Vesey Street Capital Partners, L.L.C., affiliated entities, and SC Contour Limited (“Investor 1”), Investor 1 has the right to request that up to 2,438,005 shares of Common Stock held directly by EBS Aggregator Blocker Holdings, LLC be released to Investor 1 within one (1) business day of such request. Investor 1's Letter Agreement contains a blocker provision under which Investor 1 does not have the right to request the release of any shares of Common Stock to the extent that, after giving effect to such release, Investor 1 would beneficially own more than 4.99% of the Common Stock. Investor 1, upon not less than 61 days' notice to EBS Aggregator Blocker Holdings, LLC, may increase the beneficial ownership limitation.

Pursuant to a letter agreement dated October 27, 2021, as amended, among EBS Aggregator Blocker Holdings, LLC, Vesey Street Capital Partners, L.L.C., affiliated entities, and Thrivent White Rose Fund XI Equity Direct, L.P. (“Investor 2”), Investor 2 has the right to request 5,169,819 shares of Common Stock currently held by EBS Aggregator Blocker Holdings, LLC be released directly to Investor 2 within one (1) business day of such request.

Pursuant to a letter agreement dated October 27, 2021, as amended, among EBS Aggregator Blocker Holdings, LLC, Vesey Street Capital Partners, L.L.C., affiliated entities, and an investor (“Investor 3”), Investor 3 has the right to request 779,601 shares of Common Stock currently held by EBS Aggregator Blocker Holdings, LLC be released directly to Investor 3 within one (1) business day of such request. Investor 3's Letter Agreement contains a blocker provision under which Investor 3 does not have the right to request the release of any shares of Common Stock to the extent that, after giving effect to such release, Investor 3 would beneficially own more than 4.99% of the Common Stock. Investor 3, upon not less than 61 days' notice to EBS Aggregator Blocker Holdings, LLC, may increase the beneficial ownership limitation.

Pursuant to a letter agreement dated October 27, 2021, as amended, among EBS Aggregator Blocker Holdings, LLC, Vesey Street Capital Partners, L.L.C., affiliated entities, and an investor (“Investor 4”), Investor 4 has the right to request 1,977,637 shares of Common Stock currently held by EBS Aggregator Blocker Holdings, LLC be released directly to Investor 4 within one (1) business day of such request. Investor 4's Letter Agreement contains a blocker provision under which Investor 4 does not have the right to request the release of any shares of Common Stock to the extent that, after giving effect to such release, Investor 4 would beneficially own more than 4.99% of the Common Stock. Investor 4, upon not less than 61 days' notice to EBS Aggregator Blocker Holdings, LLC, may increase the beneficial ownership limitation.